Exhibit 99.1
SOUNDBITE COMMUNICATIONS REPORTS
THIRD QUARTER FINANCIAL RESULTS
Record Revenues Up 29.4% Year over Year
BEDFORD, Mass. — November 13, 2007 — SoundBite Communications, Inc. (NASDAQ: SDBT), a leading provider of on-demand automated voice messaging solutions, today announced its third quarter financial results for the period ended September 30, 2007. Third quarter revenues were $10.1 million, an increase of 29.4% from the same period last year.
Revenues Highlights
•	First-party client revenues were 46% of total revenues and third-party client revenues were 54% of total revenues, compared to 38% and 62%, respectively, in the third quarter of last year.

•	New and existing clients contributed approximately equal amounts to revenue growth.

•	188 total active clients in the quarter, an increase of 23% from 153 during the prior-year quarter.
“We were pleased with our third quarter revenue growth represented by the strong contributions to sales from both new and existing clients,” said Peter Shields, President and CEO of SoundBite Communications. “The 57% revenue growth we experienced in first-party revenue demonstrates our further penetration in this market, where SoundBite’s technology is being used for both collections and a growing number of customer care applications. Among existing clients, increasing usage is being driven by their continued success and the compelling ROI benefits of our solution. This recurring usage is not only helping to drive the top line, but also offers us good revenue visibility.”
Gross margin for the third quarter of 2007 was 64.0% versus 66.8% in the third quarter of 2006. Operating expenses were $6.3 million in the quarter and as a percentage of revenues were 62.9% versus 66.1% in the third quarter of 2006. During the third quarter of 2007, operating expenses included $435,000 in charges associated with the company’s relocation of its corporate headquarters.
Net loss under U.S. generally accepted accounting principles (GAAP) for the third quarter of 2007 was $277,000 versus GAAP net income of $10,000 in the third quarter of 2006. GAAP earnings per share (EPS) was a loss of $0.44 versus break-even in the same quarter of 2006. GAAP net income for the third quarter of 2007 included stock-based compensation expense of $89,000. GAAP net income of third quarter of 2007 also included a non-cash charge of $389,000 to mark to market then-outstanding redeemable preferred stock warrants and a non-recurring write-off of $435,000 associated with the relocation of the company’s corporate headquarters.
On a pro forma basis excluding the effects in the third quarter of 2007 of the non-cash charge relating to redeemable preferred stock warrants and a non-recurring write-off relating to the headquarters relocation, non-GAAP net income was $547,000 in the third quarter of 2007 and $10,000 in the third quarter of 2006.
Non-GAAP net income and non-GAAP EPS are described below and reconciled to corresponding GAAP measures in the accompanying financial tables.
About Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, SoundBite uses the following non-GAAP financial measures: non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliation of GAAP Net Income and EPS to Non-GAAP Net Income and EPS.”
SoundBite uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Its management believes that these non-GAAP financial measures provide meaningful supplemental information regarding SoundBite’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of its “recurring core business operating results,” meaning its operating performance excluding not only non-cash charges, but also discrete cash charges that are infrequent in nature. SoundBite believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing SoundBite’s performance and in planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to SoundBite’s historical performance and liquidity as well as comparisons to competitors’ operating results. SoundBite believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.
Non-GAAP net income and EPS. SoundBite defines non-GAAP net income as net income plus non-cash charges to mark to market outstanding redeemable preferred stock warrants and non-recurring write-offs associated with the relocation of the company’s corporate headquarters. It defines non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of the end of the period.
Other Highlights of the Quarter
•	In September, SoundBite was ranked 17 on the Deloitte Technology Fast 50 list in recognition of its being one of the 50 fastest-growing companies in New England that owns proprietary intellectual property or technology.

•	In August, SoundBite achieved compliance with the Payment Card Industry (PCI) Data Security Standard, a requirement to working with leading financial service organizations. This compliance demonstrates that SoundBite provides the necessary safeguards to securely capture and store credit card numbers and other personal account information.

•	In July, SoundBite announced a partnership with CR Software. SoundBite will interface with CR Software’s collection management system (CMS) to enable CRS clients to implement calling campaigns directly from within their CMS, providing SoundBite with access to a broader client base.

•	In July, SoundBite announced a strategic alliance with Akcelerant, a workflow and business process automation company focused on credit unions. The alliance enables Akcelerant’s credit union customers to contact more account holders, reduce risk, increase revenue and enhance customer service by implementing customer calls through the Akcelerant framework.

Fourth Quarter 2007 and Full Year 2008 Guidance
For the fourth quarter of 2007, SoundBite currently projects revenues in the range of $10.5 million to $10.9 million, gross margins in the range of 63% to 65%, total operating expenses of $7.0 million to $7.3 million, and interest income of approximately $275,000. SoundBite is forecasting GAAP net income to be between $200,000 and $700,000 for the fourth quarter of 2007. The fully diluted weighted average share count is expected to be approximately 15.2 million for the fourth quarter of 2007 and 13.1 million for full-year 2007. For the fourth quarter, SoundBite expects stock-based compensation expense of approximately $125,000 and the mark-to-market adjustment relating to its redeemable preferred stock warrants, which is an increase to net income, will be approximately $600,000. No further mark-to-market adjustments for the outstanding preferred stock warrants will be incurred after November 6, 2007, when SoundBite completed its initial public offering and the warrants automatically became exercisable for common stock. SoundBite expects capital expenditures to be approximately $1.2 million and depreciation expense to be approximately $800,000.
For the full year 2008, SoundBite currently projects revenue growth in the range of 35% to 40% over 2007, gross margins in the range of 62% to 65%, and operating expense increases of 30% to 33% over 2007. Stock-based compensation expense is expected to be approximately $1.3 million. We expect the fully diluted weighted average share count to be approximately 17.2 million shares for the full year 2008.
Webcast and Teleconference Information
The company will host a conference call today at 5:00 p.m. ET to discuss its financial results. A live and archived webcast of the event will be available at http://ir.soundbite.com. A live dial-in is available domestically at 877-340-7912 and internationally at 719-325-4844. A replay of the call will be available two hours after the live call until 11:59 p.m. ET November 20, 2007 and can be accessed by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers and entering passcode 1463692.
About SoundBite Communications
SoundBite Communications is a leading provider of automated voice messaging solutions that are delivered through a Software as a Service (SaaS) model. Organizations rely on SoundBite’s on-demand solution to initiate and manage customer contact campaigns across a variety of collections, customer care, and marketing processes. SoundBite helps organizations increase revenue, enhance customer service and retention, secure payments, and can also improve contact center efficiency by increasing agent productivity and enabling agentless interactions. The company’s multi-tenant customer communications platform is used by organizations across a number of industries, including collection agencies, financial service providers, retailers, telecommunications providers, and utilities. SoundBite’s service has the capacity to initiate more than 14 million calls each day, and in 2006 clients used the service to place nearly one billion calls. SoundBite is headquartered in Bedford, Massachusetts. For more information, visit www.SoundBite.com.
Forward-Looking Statement
This is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this press release, including statements made above under “Fourth Quarter 2007 and Full Year 2008 Guidance,” are based upon SoundBite’s historical performance and its current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by SoundBite, its management or any other person that the future plans, estimates or expectations contemplated by SoundBite will be achieved. These forward-looking statements represent SoundBite’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and

SoundBite disclaims any obligation to update the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including: slower than anticipated development of the market for automated voice messaging services; defects in SoundBite’s platform, disruptions in its service or errors in its execution; discontinued or decreased use of SoundBite’s service by its clients, which are not subject to minimum purchase requirements; and the occurrence of events adversely affecting the collection agencies industry or in-house collection departments, which account for a significant portion of SoundBite’s revenues. These and other factors, including the factors set forth under the caption “Risk Factors” in SoundBite’s prospectus filed with the Securities and Exchange Commission on November 1, 2007, could cause SoundBite’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
SoundBite is a registered service mark of SoundBite Communications, Inc.

SOUNDBITE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006

Current assets:	(unaudited)
Cash and cash equivalents	$5,288	$7,251
Accounts receivable, net of allowance for doubtful accounts of $189 and $88 at September 30, 2007 and December 31, 2006, respectively	6,640	5,921
Prepaid expenses and other current assets	3,354	610

Total current assets	15,282	13,782
Property and equipment, net	5,891	4,447

Total assets	$21,173	$18,229

Current liabilities:
Bank line of credit	$889	$889
Equipment line of credit — current portion	525	1,666
Accounts payable	3,374	633
Accrued expenses	3,455	2,546
Preferred stock warrant liability	1,429	482

Total current liabilities	9,672	6,216

Non-current liabilities:
Equipment line of credit — net of current portion	930	990

Total liabilities	10,602	7,206

Redeemable convertible preferred stock, $0.001 par value — at carrying value; 46,513,420 shares authorized and 45,779,304 shares issued and outstanding at September 30, 2007 and December 31, 2006 (liquidation preference of $30,430 at September 30, 2007 and December 31, 2006); redemption value of $30,236 at September 30, 2007 and $30,207 at December 31, 2006.	30,821	30,788

Commitments and contingencies (note 9)

Stockholders’ deficit:
Common stock, $0.001 par value — 75,000,000 shares authorized; 858,264 shares issued and 662,879 shares outstanding at September 30, 2007; 821,471 shares issued and 626,086 shares outstanding at December 31, 2006	1	1
Additional paid-in capital	477	274
Treasury stock, at cost —195,385 shares at September 30, 2007 and December 31, 2006	(132)	(132)
Accumulated deficit	(20,596)	(19,908)

Total stockholders’ deficit	(20,250)	(19,765)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$21,173	$18,229

SOUNDBITE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$10,067	$7,779	$28,166	$19,955
Cost of revenues (1)	3,619	2,583	10,479	6,611

Gross profit	6,448	5,196	17,687	13,344

Operating expenses:
Research and development (1)	883	912	2,758	2,507
Sales and marketing (1)	3,754	3,249	10,609	8,402
General and administrative (1)	1,700	981	4,052	2,680

Total operating expenses	6,337	5,142	17,419	13,589

Operating income (loss)	111	54	268	(245)

Other income (expense):
Interest income	57	75	192	226
Interest expense	(56)	(119)	(201)	(300)
Other, net	(389)	—	(947)	6

Total other expense, net	(388)	(44)	(956)	(68)

Income (loss) before cumulative change in accounting	(277)	10	(688)	(313)
Cumulative change in accounting	—	—	—	28

Net income (loss)	(277)	10	(688)	(285)
Accretion of preferred stock	(11)	(11)	(33)	(33)

Net loss attributable to common stockholders	$(288)	$(1)	$(721)	$(318)

Income (loss) per common share:
Basic:
Before cumulative change in accounting	$(0.44)	$0.00	$(1.13)	$(0.64)
Cumulative change in accounting	$—	$—	$—	$0.05
Net income (loss) attributable to common stockholders	$(0.44)	$0.00	$(1.13)	$(0.59)
Diluted:
Before cumulative change in accounting	$(0.44)	$0.00	$(1.13)	$(0.64)
Cumulative change in accounting	$—	$—	$—	$0.05
Net income (loss) attributable to common stockholders	$(0.44)	$0.00	$(1.13)	$(0.59)

Weighted average common shares outstanding — basic and diluted	657,155	567,309	638,987	538,918

(1)	Amounts include stock-based compensation expense, as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Cost of revenues	$1	$1	$3	$2
Research and development	5	5	12	8
Sales and marketing	35	8	83	24
General and administrative	48	2	122	14

	$89	$16	$220	$48

SOUNDBITE COMMUNICATIONS,
INC.
RECONCILIATION OF GAAP NET
INCOME AND EPS TO NON-GAAP
NET INCOME AND EPS
(Unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

GAAP net income (loss)	$(277)	$10	$(688)	$(285)

Redeemable preferred stock warrants	389	—	947	—
Vacated operating lease expense	435	—	435	—

Non-GAAP net income (loss)	$547	$10	$694	$(285)

Non-GAAP net income (loss) per share	$0.83	$0.02	$1.09	$0.53

Weighted average common shares outstanding — basic and diluted	657,155	567,309	638,987	538,918

IR Contact:	Media Contact:

Debbie Braunert SoundBite Communications 781-897-2583 dbraunert@SoundBite.com	Marie Ruzzo SoundBite Communications 781-897-2632 mruzzo@SoundBite.com